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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                           THE SECURITIES ACT OF 1934



      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 30, 1997





                             QUARTERDECK CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




   Delaware                     0-19207                         95-4320650
(STATE OR OTHER            (COMMISSION FILE                  (I.R.S. EMPLOYER
JURISDICTION OF                 NUMBER)                     IDENTIFICATION NO.)
 INCORPORATION)



              13160 Mindanao Way, Marina del Rey, California 90292
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (310) 309-3700


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ITEM 5.  OTHER EVENTS.

      On September 30, 1997, the Company issued 26,025 shares of Series C Convertible Preferred Stock, stated value $1000 per share (the "Series C Preferred Stock"), of the Company for $26.025 million in cash. The securities were issued to various institutional investors in a private placement pursuant to Regulation D of the Securities Act of 1933, as amended. Ten million dollars of the proceeds from the private placement were used to repurchase, at par, all of the Company's outstanding Series B Preferred Stock (and the cancellation of warrants to purchase 800,000 shares of the Company's Common Stock owned by the holder of the Series B Preferred Stock).

      The holders of the Series C Preferred Stock are not entitled to receive dividends. The shares of Series C Preferred Stock are convertible into shares of the Company's Common Stock upon the earlier of December 30, 1997 or the date on which the registration statement relating to resale of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock becomes effective. The shares of Series C Preferred Stock will automatically convert into Common Stock on September 30, 2002 to the extent any shares of Series C Preferred Stock remain outstanding at that time. Each share of Series C Preferred Stock is convertible into the number of shares of Common Stock equal to the quotient of (i) $1000.00 divided by (ii) the Conversion Price. Up until March 1, 1998, the Conversion Price will be $5.00. Thereafter, subject to the maximum Conversion Price specified below, the Conversion Price will be equal to 101% of the average of the three lowest daily trading prices for the 22 consecutive trading days immediately preceding the date of conversion (the "Conversion Date"). Assuming a Conversion Price of $ 2.525 (based on 101% of the average of the three lowest daily trading prices for the 22 consecutive trading days immediately preceding the date of issuance of the Series C Preferred Stock), each share of Series C Preferred Stock would be convertible into 396 shares of Common Stock, or an aggregate of 10,306,931 shares of Common Stock upon conversion of all shares of Series C Preferred Stock. The maximum Conversion Price is $5.125 until March 31, 1999, and thereafter will be the lesser of (i) $5.125, (ii) 101% of the average daily low trade prices of the Common Stock for all trading days in March 1999, (ii) 101% of the average daily low trade prices of the Common Stock for all trading days in September 1999 and
(iii) 101% of the average daily low trade prices of the Common Stock for all trading days in March 2000.

      The Company will not be obligated to issue shares of Common Stock upon conversion of shares of Series C Preferred Stock in excess of 20% of the number of shares of Common Stock outstanding on September 30, 1997 (the "Share Limit") without obtaining shareholder approval in accordance with NASD rules. If such stockholder approval is not obtained on or before February 28, 1998, the Company will be required to redeem, at a premium, the number of shares of Series C Preferred Stock that would be convertible into shares of Common Stock in excess of the Share Limit.


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      In connection with the issuance of the Series C Preferred Stock, the
Company amended the Rights Agreement dated August 11, 1992 (the "Rights Agreement") between the Company and American Stock Transfer & Trust Company, as rights agent, to provide that the institutional investors that acquired the Series C Preferred Stock will not be deemed to be an Acquiring Person (as defined in the Rights Agreement) as a result of its acquisition of the Series C Preferred Stock or any shares of Common Stock received upon conversion of the Series C Preferred Stock, subject to compliance by such investors with certain covenants contained in the Preferred Stock Investment Agreement.

      Copies of the form of Preferred Stock Investment Agreement, the Certificate of Designations of the Series C Preferred Stock and the Form of Amendment to the Rights Agreement are filed as exhibits to this Current Report on Form 8-K.


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)   Exhibits.

The following are filed as exhibits to this Current Report on Form 8-K:

99.1  Press Release dated October 2, 1997.

99.2  Certificate of Designations of Series C Convertible Preferred Stock.

99.3 Form of Preferred Stock Investment Agreement dated as of September 30, 1997 between Quarterdeck Corporation and investors.

99.4 Form of Amendment to the Rights Agreement between Quarterdeck Corporation and American Stock Transfer & Trust Company, as Rights Agent.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       QUARTERDECK CORPORATION, a Delaware
                                       corporation


                                       By:     /s/Frank R. Greico
                                               ---------------------------------
                                       Name:   Frank R. Greico
                                       Title:  Senior Vice President and Chief
                                               Financial Officer


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                                  EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------

99.1              Press Release dated October 2, 1997.

99.2              Certificate of Designations of Series C Convertible Preferred Stock.

99.3              Form of Preferred Stock Investment Agreement dated as of September 30, 1997 between Quarterdeck
                  Corporation and investors.

99.4              Form of Amendment to the Rights Agreement between Quarterdeck Corporation and American Stock
                  Transfer & Trust Company, as Rights Agent.